Exhibit 23(a)

Consent of Independent Registered Public Accounting Firms

The Board of Directors

Unilever N.V.

We consent to the use of our report dated 4 March 2020 with respect to the consolidated balance sheets of Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as of 31 December 2019 and 2018 and 1 January 2018, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2019, and the related notes and the Guarantor financial information included in the Guarantor Statements, and the effectiveness of internal control over financial reporting as of 31 December 2019, incorporated herein by reference and to the reference to our firms under the heading “Experts” in the prospectus.

Our report covering the 31 December 2019 consolidated financial statements of the Unilever Group and the effectiveness of internal control over financial reporting as of 31 December 2019 refers to a change in the accounting for leases due to the adoption of IFRS 16, Leases, and contains an explanatory paragraph that states that the Unilever Group acquired Astrix, Lenor Japan and FruFru on 30 August 2019, 1 October 2019 and 1 October 2019, respectively, and management excluded from its assessment of the effectiveness of the Unilever Group’s internal control over financial reporting as of 31 December 2019, Astrix, Lenor Japan and FruFru’s internal control over financial reporting associated with approximately 0.25% of Unilever Group’s total assets as of 31 December 2019 and approximately 0.03% of Unilever Group’s turnover included in the consolidated financial statements of the Unilever Group as of and for the year ended 31 December 2019. Our audit of internal control over financial reporting of the Unilever Group also excluded an evaluation of the internal control over financial reporting of Astrix, Lenor Japan and FruFru.

/s/KPMG Accountants N.V.	/s/KPMG LLP

Amsterdam, the Netherlands	London, United Kingdom
13 August 2020	13 August 2020